UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2012

STW RESOURCES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51430	20-3678799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

619 West Texas Avenue, Suite 126, Midland, Texas 79701
(Address of principal executive offices) (zip code)

432-686-7777
(Registrant's telephone number, including area code)

N/A
 (Former name of registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement
Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02  Unregistered Sales of Equity Securities

On November 27, 2012, STW Resources Holding Corp. (the “Company”) entered into subscription agreements (the “Subscription Agreements”) with three accredited investors (each an “Investor” and collectively, the “Investors”), providing for the sale by the Company to the Investors of a 14% convertible note (each a “Note” and collectively, the “Notes”) for aggregate gross proceeds of $300,000. The Notes mature on the second anniversary of the date of issuance (the “Maturity Date”) and bear interest at a rate of 14% per annum, of which 6% shall be paid in cash semi-annually in arrears and the remaining 8% shall accrue until the Maturity Date.  The Investors may convert, at any time, the outstanding principal and accrued interest on the Notes into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) at a conversion price equal to $0.08 per share, subject to adjustment (the “Conversion Price”).

In connection with the purchase of the Notes, each Investor received a warrant to purchase such number of shares of Common Stock of the Company equal to 50% of the number of shares of Common Stock issuable upon exercise of such Investor’s Note on the date of issuance (or an aggregate of 1,875,000 shares of Common Stock) (collectively, the “Warrants”). The Warrants are exercisable for a period of two years from the date of issuance at an initial exercise price of $0.20 per share, subject to adjustment (the “Exercise Price”).

The Conversion Price and the Exercise Price are subject to customary adjustments for stock splits, stock dividends, recapitalizations and the like.

A FINRA registered broker-dealer was engaged as placement agent in connection with the private placement.  We paid the placement agent a cash fee in the amount of $30,000 (representing a 10% sales commission) and will issue the placement agent a warrant to purchase 187,500 shares of Common Stock with an exercise price of $0.20 per share.

The securities sold in the private placement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Investors are each an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.   This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review these agreements for a complete understanding of the terms and conditions associated with this financing transaction.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Lee Maddox Appointment

On October 22, 2012, the board of directors of the Company appointed Lee Maddox as chief operating officer of the Company, effective immediately.  There is no understanding or arrangement between Mr. Maddox and any other person pursuant to which Mr. Maddox was selected as an executive officer.  Mr. Maddox does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.    There are no transactions in which Mr. Maddox has an interest requiring disclosure under Item 404(a) of Regulation S-K.  The Company has orally agreed to provide Mr. Maddox with compensation equal to $10,000 per month either in cash or the stock equivalent as determined by the board of directors.

Since June 2009, Mr. Maddox has served as Member at JNC Energy, LLC a private energy company.   From February 2010 to February 2011, Mr. Maddox served as Vice President at Viper Products and Service, LLC, a private energy services company.  From March 1995 to August 2010, Mr. Maddox served as Vice President at Sanford and Tatum Insurance Agency, a private insurance company. Mr. Maddox received his B.A. in Marketing from Texas Tech University in 1996.

A copy of the press release announcing Mr. Maddox’s appointment is attached hereto as Exhibit 99.1.

Item 8.01  Other Events

On October 25, 2012, the Company issued a press release providing a corporate update to shareholders.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

	4.1	Form of November 2012 14% Convertible Note
	4.2	Form of November 2012 Warrant
	10.1	Form of November 2012 Subscription Agreement
	99.1	Press Release, dated October 25, 2012
	99.2	Press Release, dated October 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STW Resources Holding Corp.

Dated: December 3, 2012	By:	/s/ Stanley Weiner
Name: Stanley Weiner
Title: Chief Executive Officer and Chairman of the Board of Directors